Exhibit 99.1

First Foundation Announces 2019 Third Quarter Financial Results

•	Earnings per share: $0.39 for the quarter, $0.91 for year-to-date
•	18% increase in third quarter earnings compared to 2018 third quarter
•	Loan production of $486 million for the third quarter, $1.4 billion year to date
•	Tangible book value per share increased to $11.35 at September 30, 2019

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and nine months ended September 30, 2019. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“We experienced another strong quarter from all segments of our business,” said Scott F. Kavanaugh, CEO. “Our banking, wealth management, and trust each saw solid growth. And I am particularly proud of our ability to complete the securitization of $551 million in loans, our fourth such deal to date, which total $1.5 billion. This has been part of our strategic plan for a few years now, and it allows us to continue to expand our lending activities while maintaining strong credit quality.”

Highlights

Financial Results:

•	2019 third quarter compared to 2018 third quarter:
o	Total revenues were $57.1 million, an increase of 4%
o	Net interest income was $43.1 million
o	Income before taxes was $24.2 million, an increase of 16%
o	Earnings were $17.4 million, an increase of 18%
o	Earnings per fully diluted share were $0.39, compared to $0.33 in 2018
•	2019 year to date compared to 2018 year to date:
o	Total revenues were $157.6 million, an increase of 12%
o	Net interest income was $126.1 million, an increase of 10%
o	Income before taxes was $57.8 million, an increase of 44%
o	Earnings were $41.0 million, an increase of 42%
o	Earnings per fully diluted share were $0.91, compared to $0.69 in 2018
•	2019 Financial ratios:
o	Return on average tangible equity of 14.0% for the quarter, 11.4% for year-to-date
o	Return on average assets of 1.10% for the quarter, 0.90% for year-to-date
o	Efficiency ratio of 59.5% for the quarter, 63.1% for year-to-date
o	Total tangible shareholders’ equity of $507 million, tangible book value of $11.35 per share, and tangible common equity to tangible assets of 8.09%, in each case, as of September 30, 2019

Other Activity:

•	Loan originations totaled $486 million for the quarter, $1.4 billion for year-to-date
•	Deposits increased by $638 million for the first nine months of 2019
•	Completed sale of $551 million of loans through a securitization, recognizing $4.2 million gain
•	Purchased $576 million of securities from the securitization with a weighted average yield of 2.46%

•	Sold $284 million of lower yielding securities with a weighted average yield of 2.09%
•	Declared and paid cash dividend of $0.05 per share in third quarter, $0.15 per share year to date
•	Net interest margin (“NIM”): 2.89% for the third quarter; 2.87% for year-to-date
•	For interest rate risk management purposes, we borrowed $500 million at a one year fixed rate of 1.77%
•	Assets under management (“AUM”) at FFA increased by $309 million year-to-date
•	AUM for our Trust operations increased by $97 million year-to-date, or 13%, with an increase in year to date trust fees of 35%

“It was another solid quarter for the Bank,” said David DePillo, President. “Consistent with prior quarters we continue to diversify our originations, as evidenced by 31% of our originations coming from commercial lending, which has resulted in a weighted average interest rate on our originations that is higher than the interest rate of our current overall loan portfolio.”

Details

•

Total loans, including loans held for sale, increased $75 million in the first nine months of 2019 as a result of $1.4 billion of originations which was partially offset by the sale of $551 million of multifamily loans and payoffs or scheduled payments of $749 million.

•	The $638 million growth in deposits during the first nine months of 2019 included increases in branch deposits of $92 million, specialty deposits of $541 million and wholesale deposits of $5 million.
•

The $309 million increase in AUM during the first nine months of 2019 was the net result of $204 million of new accounts, $492 million of portfolio gains and terminations and net withdrawals of $387 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 1, 2019, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2018 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$268,446	$67,312
Securities available-for-sale (“AFS”)	1,042,940	809,569
Loans held for sale	501,860	507,643

Loans, net of deferred fees	4,374,208	4,293,669
Allowance for loan and lease losses (“ALLL”)	(20,500)	(19,000)
Net loans	4,353,708	4,274,669

Investment in FHLB stock	17,250	20,307
Deferred taxes	9,534	13,251
Premises and equipment, net	8,694	9,145
Real estate owned (“REO”)	−	815
Goodwill and intangibles	97,717	99,482
Other assets	58,197	38,219
Total Assets	$6,358,346	$5,840,412

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,170,566	$4,532,968
Borrowings	520,000	708,000
Accounts payable and other liabilities	63,420	40,260
Total Liabilities	5,753,986	5,281,228

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,652,847 and 44,496,007 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	45	44
Additional paid-in-capital	433,426	431,832
Retained earnings	162,792	128,461
Accumulated other comprehensive income (loss), net of tax	8,097	(1,153)
Total Shareholders’ Equity	604,360	559,184

Total Liabilities and Shareholders’ Equity	$6,358,346	$5,840,412

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Interest income:
Loans	$56,483	$53,345	$166,828	$135,851
Securities	5,349	3,579	17,700	10,576
FHLB Stock, fed funds sold and deposits	782	1,123	1,938	3,437
Total interest income	62,614	58,047	186,466	149,864

Interest expense:
Deposits	16,675	11,442	48,419	25,398
Borrowings	2,807	2,879	11,981	10,221
Total interest expense	19,482	14,321	60,400	35,619

Net interest income	43,132	43,726	126,066	114,245

Provision for loan losses	172	9	1,943	4,147

Net interest income after provision for loan losses	42,960	43,717	124,123	110,098

Noninterest income:
Asset management, consulting and other fees	7,304	7,228	21,234	21,497
Gain on sale of loans	4,218	1,364	4,218	419
Other income	2,460	2,512	6,126	5,154
Total noninterest income	13,982	11,104	31,578	27,070

Noninterest expense:
Compensation and benefits	17,167	17,577	53,402	51,391
Occupancy and depreciation	5,450	5,590	15,485	14,524
Professional services and marketing costs	1,745	2,271	5,773	6,580
Customer service costs	5,920	4,854	13,592	11,449
Other expenses	2,412	3,675	9,669	12,993
Total noninterest expense	32,694	33,967	97,921	96,937

Income before taxes on income	24,248	20,854	57,780	40,231
Taxes on income	6,892	6,147	16,755	11,402
Net income	$17,356	$14,707	$41,025	$28,829

Net income per share:
Basic	$0.39	$0.33	$0.92	$0.70
Diluted	$0.39	$0.33	$0.91	$0.69
Shares used in computation:
Basic	44,639,481	44,405,094	44,602,368	41,288,804
Diluted	44,935,308	44,852,107	44,876,614	41,790,656

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Selected Income Statement Data:
Net interest income	$43,132	$43,726	$126,066	$114,245
Provision for loan losses	172	9	1,943	4,147
Noninterest Income:
Asset management, consulting and other fees	7,304	7,228	21,234	21,497
Gain (loss) on sale of loans	4,218	1,364	4,218	419
Other	2,460	2,512	6,126	5,154
Noninterest expense	32,694	33,967	97,921	96,937
Income before taxes	24,248	20,854	57,780	40,231
Net income	17,356	14,707	41,025	28,829
Net income per share:
Basic	$0.39	$0.33	$0.92	$0.70
Diluted	0.39	0.33	0.91	0.69

Selected Performance Ratios:
Return on average assets - annualized	1.10%	1.02%	0.90%	0.74%
Return on average equity - annualized	11.7%	11.2%	9.5%	8.5%
Return on average tangible equity – annualized(1)	14.0%	13.9%	11.4%	9.8%
Net yield on interest-earning assets	2.89%	3.12%	2.87%	2.97%
Efficiency ratio (2)	59.5%	61.9%	63.1%	65.9%
Noninterest income as a % of total revenues	24.5%	20.3%	20.0%	19.2%

Other Information:
Loan originations	$485,817	$368,089	$1,379,250	$1,339,125
Charge-offs (recoveries) / average loans - annualized	-0.01%	− %	0.01%	0.11%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	September 30, 2019	December 31, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$268,446	$67,312
Loans held for sale	501,860	507,643
Loans, net of deferred fees	4,374,208	4,293,669
ALLL	20,500	19,000
Total assets	6,358,346	5,840,412
Noninterest-bearing deposits	1,532,105	1,074,661
Interest-bearing deposits	3,638,461	3,458,307
Borrowings	520,000	708,000
Shareholders’ equity	604,360	559,184

Selected Capital Data:
Tangible common equity to tangible assets(3)	8.09%	8.01%
Tangible book value per share(3)	$11.35	$10.33
Shares outstanding at end of period	44,652,847	44,496,007

Other Information:
Assets under management (end of period)	$4,244,079	$3,934,700
Number of employees	490	482
Loan to deposit ratio	94.3%	105.9%
Nonperforming assets to total assets	0.33%	0.21%
Ratio of ALLL to loans(4)	0.52%	0.51%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes certain acquired loans for which GAAP requires estimated credit losses to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2019		2018		2019		2018
Banking:
Interest income		$62,614		$58,047		$186,466		$149,864
Interest expense		19,328		13,786		60,132		34,049
Net interest income		43,286		44,261		126,334		115,815
Provision for loan losses		172		9		1,943		4,147
Noninterest income		8,173		5,079		14,638		8,586
Noninterest expense		26,397		27,530		78,785		76,896
Income before taxes on income		$24,890		$21,801		$60,244		$43,358

Wealth Management:
Noninterest income		$6,161		$6,260		$17,874		$18,920
Noninterest expense		5,423		5,189		16,508		16,333
Income before taxes on income		$738		$1,071		$1,366		$2,587

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		154		535		268		1,570
Net interest income		(154)		(535)		(268)		(1,570)
Noninterest income		(352)		(235)		(934)		(436)
Noninterest expense		874		1,248		2,628		3,708
Income before taxes on income		$(1,380)		$(2,018)		$(3,830)		$(5,714)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019

Interest income:
Loans	$53,345	$50,360	$53,835	$56,510	$56,483
Securities	3,579	6,279	6,165	6,186	5,349
FHLB Stock, fed funds sold and deposits	1,123	803	544	612	782
Total interest income	58,047	57,442	60,544	63,308	62,614

Interest expense:
Deposits	11,442	13,378	15,448	16,296	16,675
Borrowings	2,879	2,699	4,049	5,125	2,807
Total interest expense	14,321	16,077	19,497	21,421	19,482

Net interest income	43,726	41,365	41,047	41,887	43,132

Provision for loan losses	9	73	540	1,231	172

Net interest income after provision for loan losses	43,717	41,292	40,507	40,656	42,960

Noninterest income:
Asset management, consulting and other fees	7,228	7,251	6,794	7,136	7,304
Gain (loss) on sale of loans	1,364	−	−	−	4,218
Other income	2,512	1,450	1,671	1,995	2,460
Total noninterest income	11,104	8,701	8,465	9,131	13,982

Noninterest expense:
Compensation and benefits	17,577	16,117	18,902	17,333	17,167
Occupancy and depreciation	5,590	5,255	4,868	5,167	5,450
Professional services and marketing costs	2,271	2,003	2,004	2,024	1,745
Customer service costs	4,854	3,628	3,389	4,283	5,920
Other expenses	3,675	3,135	3,782	3,475	2,412
Total noninterest expense	33,967	30,138	32,945	32,282	32,694

Income before taxes on income	20,854	19,855	16,027	17,505	24,248
Taxes on income	6,147	5,726	4,768	5,095	6,892
Net income	$14,707	$14,129	$11,259	$12,410	$17,356

Net income per share:
Basic	$0.33	$0.32	$0.25	$0.28	$0.39
Diluted	$0.33	$0.31	$0.25	$0.28	$0.39
Shares used in computation:
Basic	44,405,094	44,476,829	44,540,865	44,625,673	44,639,481
Diluted	44,852,107	44,871,146	44,798,306	44,894,720	44,935,308

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	September 30, 2018		December 31, 2018		March 31, 2019		June 30, 2019		September 30, 2019
Banking:
Interest income		$58,047		$57,442		$60,544		$63,308		$62,614
Interest expense		13,786		15,886		19,482		21,322		19,328
Net interest income		44,261		41,556		41,062		41,986		43,286
Provision for loan losses		9		73		540		1,231		172
Noninterest income		5,079		2,736		2,994		3,471		8,173
Noninterest expense		27,530		23,882		26,587		25,801		26,397
Income before taxes on income		$21,801		$20,337		$16,929		$18,425		$24,890

Wealth Management:
Noninterest income		$6,260		$6,327		$5,731		$5,982		$6,161
Noninterest expense		5,189		5,337		5,518		5,567		5,423
Income before taxes on income		$1,071		$990		$213		$415		$738

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		535		191		15		99		154
Net interest income		(535)		(191)		(15)		(99)		(154)
Noninterest income		(235)		(362)		(260)		(322)		(352)
Noninterest expense		1,248		919		840		914		874
Loss before taxes on income		$(2,018)		$(1,472)		$(1,115)		$(1,335)		$(1,380)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Average Balances:
Loans	$5,282,338	$4,929,164	$5,062,689	$4,418,421
Securities	616,424	516,057	732,262	519,181
Total interest-earnings assets	5,985,601	5,609,150	5,856,354	5,123,591
Deposits: interest-bearing	3,553,660	3,224,812	3,520,069	2,731,577
Deposits: noninterest-bearing	1,508,290	1,520,153	1,270,845	1,354,188
Borrowings	486,807	482,753	640,267	675,435

Average Yield / Rate:
Loans	4.27%	4.32%	4.40%	4.10%
Securities	3.47%	2.77%	3.22%	2.72%
Total interest-earnings assets	4.18%	4.13%	4.25%	3.90%
Deposits (interest-bearing only)	1.86%	1.41%	1.84%	1.24%
Deposits (noninterest and interest-bearing)	1.31%	0.96%	1.35%	0.83%
Borrowings	2.29%	2.37%	2.50%	2.02%
Total interest-bearing liabilities	1.91%	1.53%	1.94%	1.40%

Net Interest Rate Spread	2.27%	2.60%	2.31%	2.50%

Net Yield on Interest-earning Assets	2.89%	3.12%	2.87%	2.97%

	For the Quarter Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019

Average Balances:
Loans	$4,929,164	$4,558,869	$4,835,920	$5,064,903	$5,282,338
Securities	516,057	818,056	802,503	779,903	616,424
Total interest-earnings assets	5,609,150	5,427,610	5,687,224	5,892,960	5,985,601
Deposits: interest-bearing	3,224,812	3,332,969	3,505,191	3,500,824	3,553,660
Deposits: noninterest-bearing	1,520,153	1,257,721	1,124,318	1,175,707	1,508,290
Borrowings	482,753	427,006	637,036	798,609	486,807

Average Yield / Rate:
Loans	4.32%	4.41%	4.46%	4.46%	4.27%
Securities	2.77%	3.07%	3.07%	3.17%	3.47%
Total interest-earnings assets	4.13%	4.23%	4.27%	4.30%	4.18%
Deposits (interest-bearing only)	1.41%	1.59%	1.79%	1.87%	1.86%
Deposits (noninterest and interest-bearing)	0.96%	1.16%	1.35%	1.40%	1.31%
Borrowings	2.37%	2.51%	2.58%	2.57%	2.29%
Total interest-bearing liabilities	1.53%	1.70%	1.91%	2.00%	1.91%

Net Interest Rate Spread	2.60%	2.53%	2.36%	2.30%	2.27%

Net Yield on Interest-earning Assets	3.12%	3.05%	2.88%	2.84%	2.89%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $97.7 million and $99.5 million of goodwill and intangible assets as of September 30, 2019 and December 31, 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $98.0 million and $100.0 million of average goodwill and intangible assets for the quarters ended September 30, 2019 and 2018, respectively, and less $98.6 million and $60.1 million of average goodwill and intangible assets for the nine months ended September 30, 2019 and 2018, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended September 30, 2019 as Compared to Quarter Ended September 30, 2018

Our net income and income before taxes in the third quarter of 2019 were $17.4 million and $24.2 million, respectively, as compared to $14.7 million and $20.9 million, respectively, in the third quarter of 2018. The $3.4 million increase in income before taxes was the result of a $3.1 million increase in income before taxes for Banking, a $0.3 million decrease in income before taxes for Wealth Management and a $0.7 million decrease in corporate expenses. The increase in Banking was due to higher noninterest income and lower noninterest expenses. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses. The decrease in corporate expenses was due to decreases in interest and noninterest expenses.

Our effective tax rate for the third quarter of 2019 was 28.4% as compared to 29.5% for the third quarter of 2018 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking decreased $1.0 million from $44.3 million in the third quarter of 2018, to $43.3 million in the third quarter of 2019 as a decrease in the net yield on interest earning assets was partially offset by a 7% increase in interest-earning assets. On a consolidated basis, the net yield on interest-earning assets decreased from 3.12% to 2.89% as the decrease in the net interest rate spread was partially offset by a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. The net interest rate spread decreased from 2.60% in the third quarter of 2018 to 2.27% in the third quarter of 2019 due to an increase in the cost of interest-bearing liabilities from 1.53% in the third quarter of 2018 to 1.91% in the third quarter of 2019 which was partially offset by an increase in yield on interest-earning assets from 4.13% in the third quarter of 2018 to 4.18% in the third quarter of 2019. The yield on interest-earning assets increased due primarily to higher yields on securities. The increase in the yield on securities was due to the acquisition of higher yielding securities at the end of the third quarter in 2018 and the sale of lower yielding securities in the first half of the third quarter of 2019. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates. The average balance outstanding under the holding company line of credit decreased from $36.8 million in the third quarter of 2018 to $10.5 million in the third quarter of 2019, resulting in a $0.4 million decrease in corporate interest expense.

The provision for loan losses was negligible for both the third quarter of 2019 and the third quarter of 2018.

Noninterest income in Banking in the third quarter of 2019 was $3.1 million higher than the third quarter of 2018 due to a higher gain on sale of loans and higher trust fees. The $2.9 million higher gain on sale was due to the benefits of a decreasing interest rate environment in 2019 which was offset by a $19.9 million payout on a swap used to hedge the sale of loans.  Noninterest income for Wealth Management decreased by $0.1 million in the third quarter of 2019 when compared to the corresponding period in 2018 due to lower investment management fees.

Noninterest expense in Banking decreased from $27.5 million in the third quarter of 2018 to $26.4 million in the third quarter of 2019 due to lower compensation costs and a $1.2 million refund received from the FDIC for deposit insurance fees which was partially offset by an increase in customer service costs. The lower compensation costs are due to higher levels of deferred fees related to the higher loan production levels. The Bank qualified for the FDIC small bank credit and received a $1.2 million credit in the third quarter which was offset against FDIC fees owed. The Bank does not expect to receive any additional credits from the FDIC. Customer service costs for Banking increased from $4.9 million in the third quarter of 2018 to $5.9 million in the third quarter of 2019 due to increases in the earnings credit rates paid on the related deposit balances. Noninterest expenses for Wealth Management increased by $0.2 million in the third quarter of 2019, when compared to the third quarter of 2018, due to increased compensation costs. The $0.3 million decrease in corporate expenses was due to one-time compliance consulting costs incurred in 2018.

Nine Months Ended September 30, 2019 as Compared to Nine Months Ended September 30, 2018

Our net income and income before taxes in the first nine months of 2019 were $41.0 million and $57.8 million, respectively, as compared to $28.8 million and $40.2 million, respectively, in the first nine months of 2018. The $17.6 million increase in income before taxes was the result of a $16.9 million increase in income before taxes for Banking, a $1.2 million decrease in income before taxes for Wealth Management and a $2.2 million decrease in corporate expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which were partially offset by higher noninterest expenses. The decrease in Wealth Management was due to lower noninterest income and higher noninterest expenses. The decrease in corporate expenses was due to decreases in interest and noninterest expenses.

Our effective tax rate for the nine months of 2019 was 29.0% as compared to 28.3% for the first nine months of 2018 and as compared to our statutory tax rate of 29.0%. During the first nine months of 2018, the effective tax rate benefited from excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking increased 9% from $115.8 million in the first nine months of 2018, to $126.3 million in the first nine months of 2019 due primarily to a 14% increase in interest-earning assets which was partially offset by a decrease in our net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 2.87% for the first nine months of 2019 as compared to 2.97% in the first nine months of 2018. This decrease was due to a decrease in the net interest rate spread from 2.50% in the first nine months of 2018 to 2.31% in the first nine months of 2019, the effects of which were partially offset by a larger benefit derived from noninterest bearing funding sources, including noninterest-bearing deposits and equity, as interest rates rise. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities from 1.40% in the first nine months of 2018 to 1.94% in the first nine months of 2019 which was partially offset by an increase in yield on total interest-earning assets from 3.90% in the first nine months of 2018 to 4.25% in the first nine months of 2019. The yield on interest-earning assets increased as new loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances and other overnight borrowings increased from 1.81% in the first nine months of 2018 to 2.47% in the first nine months of 2019. The average balance outstanding under the holding company line of credit decreased from $37.7 million in the first nine months of 2018 to $6.0 million in the first nine months of 2019, resulting in a $1.3 million decrease in corporate interest expense.

The $1.9 million provision for loan losses in the first nine months of 2019 was due to the growth in loan balances and $0.4 million of net chargeoffs. The $4.1 million provision for loan losses in the first nine months of 2018 was due to $3.5 million of net chargeoffs and growth in loan balances.

Noninterest income in Banking in the first nine months of 2019 was $6.0 million higher than the corresponding period in 2018 due to a higher gain on sale of loans, higher trust fees and higher loan fees, including prepayment and servicing fees. The $3.8 million higher gain on sale was due to the benefits of a decreasing interest rate environment in 2019. The $1.0 million increase in trust fees relates primarily to new clients, some of which were transferred from or referred by Wealth Management. The $1.0 million increase in loan fees was due primarily to higher prepayment fees and higher servicing fees. Noninterest income for Wealth Management decreased by $1.0 million in the first nine months of 2019 when compared to the first nine months of 2018 due primarily to lower levels of AUM.

Noninterest expense in Banking increased from $76.9 million in the first nine months of 2018 to $78.8 million in the first nine months of 2019, due to increases in staffing and other costs associated with the Bank’s expansion, including the acquisition of PBB in June 2018, and increases in customer service costs which were partially offset by a $4.1 million decrease in merger related costs and a $1.2 million refund received from the FDIC for deposit insurance fees. Compensation and benefits for Banking increased $1.7 million during the first nine months of 2019 as compared to the first nine months of 2018 due to salary increases and an increase in the FTE in Banking, which increased to 422.7 in the first nine months of 2019 from 373.4 in the first nine months of 2018 as a result of the increased staffing related to the PBB acquisition and additional personnel added to support the growth in loans and deposits. The $0.9 million increase in occupancy and depreciation for Banking in the first nine months of 2019 as compared to the first nine months of 2018 was due to costs related to the PBB acquisition and increases in our data processing costs due to increased volumes. Customer service costs for Banking increased from $11.4 million in the first nine months of 2018 to $13.6 million in the first nine months of 2019 due to increases in the earnings credit rates paid on the related deposit balances which was partially offset by lower average balances. Other expenses decreased by $3.1 million in the first nine months of 2019 when compared to the corresponding period in 2018 due to a $4.1 million decrease in merger related costs which was partially offset by increases in the amortization of core deposit intangibles and FDIC insurance. Increases in FDIC insurance were offset by a $1.2 million refund received from the FDIC for deposit insurance fees in the third quarter of 2019. Noninterest expenses for Wealth Management increased by $0.2 million for the first nine months of 2019, when compared to the comparable period in 2018, due to increased compensation costs. The $0.9 million decrease in corporate expenses for the first nine months of 2019, when compared to the first nine months of 2018, was due to lower marketing costs and $0.5 million one-time compliance consulting costs incurred in 2018.

Quarter Ended September 30, 2019 as Compared to Quarter Ended June 30, 2019

Our net income and income before taxes in the third quarter of 2019 were $17.4 million and $24.2 million, respectively, as compared to $12.4 million and $17.5 million, respectively, in the second quarter of 2019. The $6.7 million increase in income before taxes was the result of a $6.5 million increase in income before taxes for Banking and a $0.3 million increase in income before taxes for Wealth Management. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which was partially offset by higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income and lower noninterest expenses.

Our effective tax rate for the third quarter of 2019 was 28.4% as compared to 29.1% for the second quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased from $42.0 million in the second quarter of 2019 to $43.3 million in the third quarter of 2019 due to a 2% increase in interest earning assets and an increase in our net yield on interest earning assets. On a consolidated basis, the net yield on interest earning assets increased from 2.84% in the second quarter of 2019 to 2.89% in the third quarter of 2019 due to a higher proportion of noninterest bearing deposits during the third quarter as compared to the second quarter. The net interest rate spread decreased from 2.30% in the second quarter of 2019 to 2.27% in the third quarter of 2019 as a decrease in the yield on interest-earning assets was partially offset by a decrease in the cost of our interest-bearing liabilities. The decrease in yield on interest earning assets was primarily due to the effects of the sale of $551 million of loans in the third quarter. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates and decreases in our borrowing costs due to declines in short term interest rates.

The provision for loan losses in the third quarter of 2019 was $0.2 million as compared to $1.2 million in the second quarter of 2019 which reflected the transfer of loans to loans held for sale in the third quarter of 2019.

Noninterest income in Banking increased from $3.5 million in the second quarter of 2019 to $8.2 million in the third quarter of 2019 due to due to the $4.2 million gain on sale of loans realized in the third quarter and higher loan fees, including prepayment and servicing fees. Noninterest income for Wealth Management increased by $0.2 million in the third quarter of 2019 when compared to the second quarter of 2019 due primarily to higher levels of AUM.

Noninterest expense in Banking increased from $25.8 million in the second quarter of 2019 to $26.4 million in the third quarter of 2019 due to higher customer service costs which were partially offset by a $1.2 million refund received from the FDIC for deposit insurance fees in the third quarter of 2019. Customer service costs increased by $1.6 million in the third quarter of 2019 when compared to the second quarter of 2019 due primarily to higher balances of related deposits which were partially offset by lower earnings credit rates paid on the related deposit balances. Noninterest expenses for Wealth Management decreased by $0.1 million for the third quarter of 2019 when compared to the second quarter of 2019 due to lower legal costs.

Changes in Financial Position

During the first nine months of 2019, total assets increased by $518 million primarily due to increases in cash, securities and loans, including loans held for sale. The increase in cash is temporary and our cash holdings are expected to be reduced by approximately $200 million during the fourth quarter. During the third quarter of 2019, we sold through a securitization $551 million of multifamily loans, sold $284 million of lower yielding securities at a $0.3 million loss and purchased $576 million of securities from the securitization. As a result, securities increased $269 million during the third quarter and $233 million year to date. The weighted average yield on the securities purchased is 2.46% as compared to 2.09% for the securities sold. Loans and loans held for sale increased $75 million in the first nine months of 2019 as a result of $1.4 billion of originations which were partially offset by the sale of $551 million of loans and payoffs or scheduled payments of $749 million. The $638 million growth in deposits during the first nine months of 2019 included increases in branch deposits of $92 million, specialty deposits of $541 million and wholesale deposits of $5 million. Borrowings decreased by $188 million during the first nine months of 2019 as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at the Bank. At September 30, 2019 and December 31, 2018, the outstanding balance on the holding company line of credit was $20 million and $5 million, respectively.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.33% at September 30, 2019. We recorded $0.4 million of net loan chargeoffs in the first nine months of 2019 as compared to $3.5 million of net chargeoffs in first nine months of 2018. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.52% and 0.51% at September 30, 2019 and December 31, 2018, respectively.